UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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VALLEY FINANCIAL CORPORATION
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VALLEY FINANCIAL CORPORATION
36 Church Avenue, SW
Roanoke, Virginia 24011
PROXY STATEMENT
FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS
General Information
This solicitation of proxies is made by and on behalf of the Board of Directors of Valley Financial Corporation (the “Company”) for use at the 2014 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 10:00 a.m. local time at the Shenandoah Club, 24 Franklin Road, Roanoke, Virginia 24011 on Wednesday, April 30, 2014 and at any adjournments thereof. This Proxy Statement, the Company’s Form 10-K for the year ended December 31, 2013 and the Company’s Annual Report are being provided through the Internet or, upon your request, a printed version of these materials will be mailed to you. All shareholders will have the ability to access these proxy materials on the Internet site referred to in the Notice of Internet Availability of Proxy Materials (the “Notice”) first sent on or about March 18, 2014 or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials through the Internet or to request a printed copy may be found in the Notice.

Matters to be Voted On
Proposal No. 1: Election of Directors
Proposal No. 2: Non-Binding Vote to Approve Executive Compensation
Proposal No. 3: Non-Binding Recommendation on the Frequency of Future Votes on Executive Compensation
Proposal No. 4: Ratification of Accountants

The Board of Directors does not know of any other matters that are to come before the annual meeting except for incidental, procedural matters. If any other matters are properly brought before the annual meeting, the persons named in the accompanying proxy card will vote the shares represented by each proxy on such matters as determined by a majority of the Board of Directors.

Who Can Vote
The record date for eligibility to vote at the Annual Meeting is March 3, 2014. As of that date, the Company had outstanding 4,816,585 shares of its common stock, no par value (the “Common Stock”), each of which is entitled to one vote at the Annual Meeting or any adjournment of the meeting. A majority of votes entitled to be cast on matters to be considered at the Annual Meeting constitutes a quorum.

A broker non-vote occurs when a broker cannot vote a customer’s shares registered in the broker’s name because the customer did not send the broker instructions on how to vote on the matter. If the broker does not have instructions and is barred by law or applicable rules from exercising its discretionary voting authority in the particular matter, then the shares will not be voted on the matter, resulting in a broker non-vote. Brokers do not have discretion to cast votes in any of Proposals 1, 2 or 3 with respect to any shares for which they have not received voting directions from the customer. Therefore, there may be broker non-votes on Proposals 1, 2 and 3.
If you hold your shares in street name, you must vote your proxy if you wish your shares to be voted in the election of directors, the non-binding vote on executive compensation or the non-binding vote on the frequency of future votes on executive compensation. Abstentions and broker non-votes will have no effect on the outcome of any of the Proposals.

Brokers do have discretion to cast votes for Proposal 4. Therefore, no broker non-votes are expected to exist in connection with Proposal 4. Broker votes will be treated as present and represented at the meeting and will be included in determining whether a quorum is present.

Executing Your Right to Vote
If you execute a proxy by completing and returning a proxy card or voting by phone or online in time to be voted at the annual meeting, the shares represented by it will be voted in accordance with your instructions. Signed but unmarked proxy cards will be voted on all business matters as recommended by the Board of Directors. Proxies marked as abstentions and proxies for shares held in the name of a bank, broker or other nominee marked as not voted will be counted only for purposes of determining a quorum at the annual meeting.

Cost of Proxy Solicitation
The cost of solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by mail, the Company also may solicit proxies through its directors, officers, and employees. The Company also will request persons, firms, and corporations holding shares in their names or in the name of nominees that are beneficially owned by others to send proxy materials to and obtain proxies from those beneficial owners and will reimburse the holders for their reasonable expenses in doing so.

Phone and Internet Voting
Valley Financial Corporation is pleased to offer its shareholders the convenience of voting by phone and online via the Internet. Please check the Notice or your proxy card for instructions. Please be aware that if you vote your shares by phone or over the Internet, you may incur costs or charges from your phone service or Internet access provider for which you are responsible.

Changing Your Vote
Your presence at the annual meeting will not automatically revoke your proxy. However, if you are the record holder of your shares you may revoke a proxy at any time prior to its exercise by 1) sending a written notice of revocation to 36 Church Avenue, SW, Roanoke, Virginia 24011, Attention: Kimberly B. Snyder, Corporate Secretary, 2) delivering to Valley Financial Corporation a duly executed proxy bearing a later date or 3) attending the annual meeting and casting a ballot in person. If your shares are held in street name, please follow the instructions delivered with the Notice of Proxy Card or contact your broker, bank or other nominee for instructions on how to change or revoke your vote.

Delivery of Proxy Materials for the Annual Meeting
Valley Financial Corporation plans to take advantage of the house-holding rules of the Securities and Exchange Commission (the “SEC”) that permit the delivery of one set of the proxy materials to shareholders who have the same address, to conserve resources and achieve the benefit of reduced printing and mailing costs. Shareholders residing at a shared address will continue to receive separate proxy cards. If you wish to receive a separate set of materials, or if you currently receive multiple copies of proxy materials and wish to receive a single set, please write or call the Company at 36 Church Avenue, SW, Roanoke, Virginia 24011, Attention: Kimberly B. Snyder, Corporate Secretary, (540) 342-2265, and the Company will promptly mail it to you at no charge. If a bank, broker or other nominee holds your shares, please contact your bank, broker or nominee directly.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
This proxy statement, the Company’s Form 10-K for the year ended December 31, 2013 and the Company’s Annual Report may be viewed at: http://www.myvalleybank.com under “Shareholder Information”, “SEC Filings”.

Attendance at the Annual Meeting
All shareholders as of the record date, or their duly appointed proxies, may attend the meeting. Registration will begin at 9:15 a.m. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras (including cell phones with photographic capabilities), recording devices, and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information as to persons believed by management of the Company to be beneficial owners of more than 5% of the outstanding Common Stock. Other than as disclosed below, the Company is not aware of any person or group, as those terms are defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”) who beneficially owned more than 5% of the outstanding Common Stock as of March 3, 2014.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	George W. Logan	474,000	9.84%
	P. O. Box 99
	Earlysville, VA 22936
Common Stock	Nicholas F. Taubman (1)	404,022	8.39%
	2965 Colonnade Drive
	Roanoke, VA 24018
Common Stock	The Banc Funds Company, LLC (2)	312,893	6.50%
	208 S. LaSalle Street
	Chicago, IL 60604
Common Stock	Wellington Management Company, LLP (3)	278,019	5.77%
	280 Congress Street Boston, MA 02210

(1) According to a Schedule 13G/A filed with the SEC on October 7, 2004, Nicholas F. Taubman reported that, through certain trusts and entities of which he and his wife are trustees and managers, he had the sole voting and dispositive power over 216,274 shares of Common Stock and shared voting and dispositive power over 187,748 shares of Common Stock.

(2) According to a Schedule 13G/A filed jointly by Banc Fund VI L.P. ("BF VI"), Banc Fund VII L.P. ("BF VII"), and Banc Fund VIII L.P. ("BF VIII") with the SEC on February 14, 2014, BF VI had sole voting and dispositive power over 108,114 shares of Common Stock, BF VII had sole voting and dispositive power over 157,992 shares of Common Stock and BF VIII had sole voting and dispositive power over 46,787 shares of Common Stock. The general partner of BF VI is MidBanc VI L.P. ("MidBanc VI"), whose principal business is to be a general partner of BF VI. The general partner of BF VII is MidBanc VII L.P. ("MidBanc VII"), whose principal business is to be a general partner of BF VII. The general partner of BF VIII is MidBanc VIII L.P. ("MidBanc VIII"), whose principal business is to be a general partner of BF VIII. The general partner of MidBanc VI, MidBanc VII, and MidBanc VIII is The Banc Funds Company, L.L.C., ("Banc Funds"), whose principal business is to be a general partner of MidBanc VI, MidBanc VII, and MidBanc VIII. Charles J. Moore is the principal shareholder of Banc Funds and has been the manager of BF VI, BF VII, and BF VIII, since their respective inceptions. As manager, Mr. Moore has voting and dispositive power over the securities of the Company held by each of those entities. As the controlling member of Banc Funds, Mr. Moore will control Banc Funds and therefore each of the partnership entities directly and indirectly controlled by Banc Funds.

(3) According to a Schedule 13G filed with the SEC on February 14, 2014, Wellington Management Company, LLP reported that, in its capacity as investment adviser, it may be deemed to beneficially own 278,019 shares held of record by its clients and has shared voting and disparitive power over such shares.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

The following table sets forth, as of March 3, 2014, certain information with respect to beneficial ownership of shares of Common Stock by each of the members of the Board of Directors, by each of the executive officers named in the “Summary Compensation Table” below (the “named executive officers”) and by all current directors and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of a director living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in his or herself at once or at some future time.

Name of Beneficial Owner	Shares Owned	Shares Acquirable within 60 days(8)	Percent of Class

James S. Frantz, Jr.	11,524	0	**
Eddie F. Hearp*	136,380(1)	0	2.83%
Anna L. Lawson	130,948(2)	0	2.72%
John W. Starr, MD	86,243(3)	0	1.79%
Abney S. Boxley, III*	69,776(4)	0	1.45%
William D. Elliot*	207,069(5)	0	4.30%
Samuel L. Lionberger, Jr.	10,800	0	**
Edward B. Walker	3,381	0	**
Ellis L. Gutshall*	200,347(6)	22,000	4.60%
Mason Haynesworth	11,407(7)	0	**
George W. Logan *	474,000	0	9.84%
Kimberly B. Snyder, CPA	10,000	15,180	**
Andrew Agee	3,960	16,900	**

Total 19 Directors and Executive Officers as a Group	1,389,599	112,180	30.47%

*Member of the Executive Committee
**Percentage of ownership is less than one percent of the outstanding shares of Common Stock.

(1)	Includes 47,380 shares held by Mr. Hearp’s spouse.
(2)	Includes 4,950 shares held by Mrs. Lawson’s spouse.
(3)	Includes 3,150 shares held by Dr. Starr’s spouse.
(4)	Includes 10,000 shares Mr. Boxley holds as custodian for his children.
(5)	Includes 3,000 shares held by Mr. Elliot’s spouse.
(6)	Includes 628 shares held jointly with his children and 959 shares held by Mr. Gutshall’s spouse.
(7)	Includes 1,574 shares held by Mr. Haynesworth’s spouse.
(8)	Computed in accordance with SEC Rule 13d-3 to reflect stock options exercisable within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance
Based upon a review of beneficial ownership reporting Forms 3 and 4 and amendments thereto furnished to the Company under Rule 16a-3(e) of the SEC and Forms 5 and amendments thereto furnished to the Company, and upon appropriate written representations, we believe that all reports of initial and subsequent changes in beneficial ownership of the Company’s securities as required pursuant to Section 16(a) of the Exchange Act, were filed with the Commission on a timely basis during the 2013 by all persons who were directors or executive officers of the Company at any time during the year, with the exception of one report relating to one transaction by John W. Starr.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS

Directors are elected by a plurality of the votes of the shares represented in person or by proxy at the Annual Meeting. Only shares that are voted in favor of a nominee will be counted toward that nominee’s achievement of a plurality. Shares represented by proxy as to which the shareholder properly withheld authority to vote for a nominee will not be counted toward that nominee’s achievement of a plurality.

The Company’s Articles of Incorporation divide the Board of Directors into three classes (A, B and C) as nearly equal in number as possible, with the terms of office of each class ending in successive years. The current term of office of the Class B directors expires at this Annual Meeting. The terms of office of the Class C and Class A directors will expire in 2015 and 2016, respectively.

It is the intent of the named proxies, unless otherwise directed, to vote in favor of the election of each of the three nominees for Class B director whose names appear below. Each nominee has agreed to serve if elected. In the event any named nominee shall unexpectedly be unable to serve, proxies will be voted for the remaining named nominees and such other person or persons as may be designated by the Board of Directors.

INFORMATION CONCERNING DIRECTORS AND NOMINEES

The following information is given with respect to the nominees for election to the Board at the Annual Meeting and for the directors who will continue in office after the Annual Meeting. All of the nominees for re-election as directors currently serve as directors of the Company and of Valley Bank (the “Bank”), the Company’s wholly-owned subsidiary. The Board of Directors has determined that all directors with the exception of Director Gutshall are “independent” directors under the current listing standards of the NASDAQ Stock Market. In making this determination, the Board considered the current lease agreement that exists between the Bank and Director Walker for its Grandin Road Office and determined the terms of the lease agreement do not impair Director Walker’s independence under the current listing standards of the NASDAQ Stock Market.

Anna L. Lawson, a Class A Director, is the sister of George W. Logan, a Class C Director of the Board of Directors. Other than the foregoing, there are no family relationships among the Directors and Executive Officers of the Company.
DIRECTOR QUALIFICATIONS

The following biographical information discloses each person’s age, business experience and other directorships held during the past five years.  It also includes the experiences, qualifications, attributes and skills that caused the nominating committee and the Board of Directors to determine that the individual should serve as a director for the Company, and the year that each individual was first elected to the Board of Directors of the Company or previously to the Board of Directors of the Bank. Unless otherwise specified, each nominee has held his or her current position for at least five years.

Nominees for Director
Class B Directors

Abney S. Boxley, III
Abney S. Boxley, III, 56, has been a director of the Company since March 1994.  A Roanoke native, Mr. Boxley has been President and CEO of Boxley Materials Company, a construction materials producer, since 1988. As CEO of Boxley, Mr. Boxley has extensive financial management, governance, strategic analysis experience and has been involved in numerous merger and acquisition activities.  His recent experience includes service on two additional audit committees as well as board oversight in a broad range of business and cultural organizations.  Mr. Boxley is a founding organizing/director of Valley Financial Corporation and Valley Bank, and currently serves as Chairman of the Board and Chairman of the Executive Committee. In addition to the Company and Bank, Mr. Boxley has served as director of the following entities during the past five years:  Boxley Materials Company, RGC Resources, Graham-White Manufacturing, Carilion Clinic, Art Museum of Western Virginia/Taubman Museum of Art, Virginia

Foundation for the Arts and Sciences/Center in the Square, the Business Council, Roanoke Regional Partnership, and the Roanoke Valley Development Foundation.  He received his B.A. in Economics from Washington and Lee University and his M.B.A. from the University of Virginia.

William D. Elliot
Mr. Elliot, 68, has been a director of the Company since March 1994. A Roanoke native, Mr. Elliot is Chairman and Managing Director of Davis H. Elliot Co., Inc., a regional construction company specializing in the construction and maintenance of overhead electric power lines. Prior thereto, he was an attorney and partner with Hazlegrove, Dickinson & Rea in Roanoke. Having lived and worked in Roanoke for his entire life, he is extremely familiar with and well recognized in our community. Mr. Elliot has served on many non-profit boards in the past and currently serves on the Board of the Foundation for Roanoke Valley and is Vice-President of the Taubman Museum of Arts’ Board of Trustees. He is a founding organizer/director of Valley Financial Corporation and Valley Bank. Mr. Elliot currently serves on the Executive Committee, Directors Loan Committee, and Audit Committee for the Company. He previously served as Chairman of the Human Resources Committee and Nominating Committee. In addition to the Company and Bank, his directorships over the past five years include: Davis H. Elliot Company, Inc. and subsidiaries in Roanoke, VA; PPC Holdings, Inc. in Milwaukee, WI; the Jefferson Center Foundation and Conflict Resolution Center, both in Roanoke, VA; Center for Religious Tolerance in Sarasota, FL; and Storydancer Project in Santa Fe, NM. Mr. Elliot received his B.A. in Philosophy from Trinity College, his J.D. from Washington and Lee University and his M.A. from the Center for Justice and Peacebuilding from Eastern Mennonite University.

Samuel L. Lionberger, Jr.
Mr. Lionberger, 73, has been a director of the Company since January 2005. Mr. Lionberger recently retired as CEO of a commercial construction company where he served since 1975. Additionally, Mr. Lionberger owns commercial rental properties and is involved in the board management of other operating businesses. Mr. Lionberger has served for 20-plus years as a local Director of United Virginia Bank which became Crestar and then National Bank of Commerce. He joined the Valley Financial Corporation and Valley Bank Board of Directors in 2005 and currently serves on the Human Resources Committee, the Nominating Committee and the Property Committee. Mr. Lionberger has also served on many not-for-profit Boards including the Virginia Tech Foundation and Lutheran Family Services of Virginia and chaired the Finance and Endowment Committee for the Lutheran Theological Southern Seminary for over 15 years. He is currently Chairman of the Trustees of Ferrum College. In addition to the Company and Bank, Mr. Lionberger’s directorships over the past five years include: Tradewinds Capital Inc., ADM Micro Inc., Blue Ridge Public Television Inc., Virginia Tech Alumni Association, Skelton Smith Mountain Lake 4-H Center, Lionberger Construction Company, Draper Aden Associates, Salvation Army Roanoke Corps, March of Dimes of Virginia, and AGC of America. Mr. Lionberger received his B.S. from Virginia Polytechnic Institute and State University and was honored with its Ruffner Medal award in 2012.

Edward B. Walker
Mr. Walker, 46, has been a director of the Company since August 2007.  Mr. Walker is a life-long resident of the Roanoke Valley.  As an accomplished attorney and real estate developer, he is familiar with many bank related issues including aspects of legal, financial and reputational risk analysis.  Mr. Walker serves on the Human Resources Committee and Nominating Committee for Valley Financial and Valley Bank.  He has served on numerous for-profit and non-profit boards of directors and held several positions at Harvard University where he is currently a Senior Fellow at the Center for Public Leadership.  Mr. Walker received his undergraduate degree from the University of North Carolina at Chapel Hill and his J.D. from Washington and Lee University.

Directors Who Will Continue in Office

Class C Directors

Ellis L. Gutshall
Mr. Gutshall, 63, has been a director of the Company since June 1996. He began his banking career in 1973 with First Virginia Banks, Inc., Falls Church, Virginia and was transferred to its Roanoke-based member bank in 1976 as head of commercial banking. While employed with the Roanoke-based member bank, he progressed to Executive Vice President in charge of all commercial banking and commercial credit underwriting activities. Mr. Gutshall joined Valley Financial Corporation and Valley Bank during the organizational phase in 1995 as Chief Lending Officer and was named President and Chief Executive Officer of Valley Financial Corporation and Valley Bank in June 1996. Under the direction and leadership of Mr. Gutshall, the Company has grown to over $825 million in assets and fourth in deposit market share within the Roanoke MSA. Banking related affiliations include current director and past chair of Community Bankers Bank, Richmond, current director of Virginia Bankers Association (VBA) Benefits Corporation, Richmond, director and immediate past Chair of Virginia Association of Community Banks, Richmond and past director, BI Investments, Richmond (VBA brokerage unit). Mr. Gutshall currently serves on the Board of Richfield Retirement Community and the Roanoke Regional Chamber of Commerce. His directorships over the past five years include Valley Financial Corporation, Valley Bank, Community Bankers Bank, Roanoke Valley Chapter-Red Cross, Greater Roanoke Valley Development Foundation, VBA Benefits Corporation, Virginia Association of Community Banks, Roanoke Regional Chamber of Commerce, Downtown Roanoke, Incorporated, The Shenandoah Club, The Arts Council of the Blue Ridge, BI Investments, Richmond (VBA brokerage unit). Mr. Gutshall is a 1973 graduate of Washington & Lee University with a B.A. in Economics and a 1990 graduate of the American Bankers Association Stonier Graduate School of Banking.

Mason Haynesworth
Mr. Haynesworth, 73, has been a director of the Company since June 1997. He is President of Personnel Administrate Enterprises, Inc. which performs accounting and payroll services for retail businesses. He was former Director - Specialized Audits for Norfolk Southern Corporation. Mr. Haynesworth is a certified internal auditor and a certified fraud examiner. He previously served as Vice Chairman of the Association of Certified Fraud Examiners, Austin, TX. Mr. Haynesworth currently serves as Chairman of the Audit Committee and also serves on the ALCO Oversight Committee. Mr. Haynesworth’s directorships over the past five years include Valley Financial Corporation, Valley Bank, Boy’s Home, and the Foundation for Roanoke Valley. He received his BS in Accounting and Business Education from Hampton University, MBA from Virginia Tech, and is a graduate of Duke University’s FUQUA School of Business Management Development Program.

George W. Logan
Mr. Logan, 69, has been a director of the Company since March 1994. A native of Salem, Virginia, Mr. Logan has 40 years of active general management and corporate finance experience. He has served as CEO and CFO of a $35 million family business and is currently designated the “Financial Expert” of the Audit Committee of a publicly held company. Additionally, Mr. Logan has served as an Audit and Executive Committee member of a $500 million publicly held industrial manufacturer; the Audit Committee chair of a $1.5 billion privately held logistics company; the co-founder and board chair of major privately held US trade publishing company; an adjunct faculty member of the UVA Darden School. Mr. Logan has broad business experience in numerous other privately held commercial enterprises and not-for-profit organizations. Mr. Logan is a self-employed private investor with substantial financial and general management expertise and is a partner/investor in various industrial and commercial real estate developments in Poland & Texas. Mr. Logan is an organizing director of Valley Financial Corporation and Valley Bank and former Chairman of the Board. In addition, his for-profit directorships over the past five years include: Roanoke Electric Steel, Roanoke, VA;  MariCal, Inc, Portland, ME;  Davis H. Elliot Company, Roanoke, VA;  NSW, LLC, Roanoke, VA;  Burris Logistics, Milford, DE;  H.L. Lawson Company, Roanoke, VA;  Alliance Logistics Center, Warsaw/Blonie,  Poland;  Alliance Silesia Logistics Park, Czeladz, Poland;  Cadence, Inc., Verona, VA;  RGC Resources, Inc., Roanoke, VA; Pecan Reserve Commercial Center, Fort Worth/Granbury, TX. He also has served as director for the following non-profit boards during the past five years: Marine Biological Laboratory, Woods Hole, MA; George Washington Foundation, Fredericksburg, VA; Foundation For Management Education in

Central America (FMECA), Washington, DC. Mr. Logan received his B.A. in History and M.B.A. from the University of Virginia, where he has been a Lecturer in the Darden School of Business since 1996.

Class A Directors

James S. Frantz, Jr.
Mr. Frantz, 57, has been a director of the Company since January 2005.  He is Managing Director of Faiveley Transport North America and President, Chief Executive Officer of Graham-White Manufacturing Company, a position he has held since 1993.  He currently serves Valley Bank as chairman of the Directors Loan Committee and is a member of the Audit Committee.  In addition, he is a Past-Chairman of the Finance Committee, Young Presidents’ Association International, past-Chairman of Silent Preferred Partners, Young Presidents’ Association (Southern 7 Chapter), and the Virginia Manufacturers Association.  He is a past-President of the former Goodwill Industries Tinker Mountain, the Virginia Museum of Transportation and past Vice-President Administration, Blue Ridge Mountains Council - Boy Scouts of America.  His directorships during the past five years include: Valley Financial Corporation, Valley Bank, Graham-White Manufacturing Company, The Branch Group, The Railway Supply Institute, Virginia Manufacturers Association, Young Presidents’ Association International, Goodwill Industries of the Valleys, Blue Ridge Mountains Council - Boy Scouts of America.  He is a graduate of Washington and Lee University (BS Commerce) and Wake Forest University (MBA).

Eddie F. Hearp
Mr. Hearp, 70, has been a director of the Company since March 1994. He has been a resident of Roanoke since 1970, is CEO of National Financial Services, Inc., a firm specializing in personal and business insurance, and retirement benefit planning. Mr. Hearp’s professional experience has focused on assisting clients in asset accumulation, retirement planning, estate planning, and wealth transfer. By assisting clients in determining their plans, goals, and objectives, time horizons, Mr. Hearp develops appropriate strategies to achieve success and the results desired. He is a Chartered Life Underwriter and a Chartered Financial Consultant and a member of the Society of Financial Professionals, the International Association of Financial Planners, the Estate Planning Council and a life member of the Million Dollar Round Table. Mr. Hearp has been President of the Roanoke Valley Chapters of the General Agents and Managers Association and the American Society of Chartered Life Underwriters. He is a past-director of the Virginia Tech Athletic Board and past-president of the Virginia Tech Alumni Association., past director of the Science Museum of Western Virginia, and a member of the Smith Mountain Partnership. Mr. Hearp has not held any directorships during the past five years other than with Valley Financial Corporation and Valley Bank. Mr. Hearp is a founding organizer/director of Valley Financial Corporation and Valley Bank and currently serves on the Executive Committee, the Directors Loan Committee, and the Audit Committee of the Company. Mr. Hearp received his B.S. and M.S. in Business Administration from Virginia Polytechnic Institute and State University.

Anna L. Lawson
Mrs. Lawson, 70, has been a director of the Company since March 1994. As a lifelong resident of the Roanoke Valley, Mrs. Lawson understands our community, and believes that the community bank plays a critical role in the success of all sectors.  Her corporate experience includes 12 years on the board of Frigid Freeze Foods, a frozen food distributorship in Salem, VA, where she acted as corporate secretary for most of her tenure.  She is a founding organizer/director of Valley Financial Corporation and Valley Bank, where she chaired the ALCO Oversight Committee for 15 years, and now chairs the Human Resources and Nominating Committees.  In the non-profit arena, she has held writing and editorial positions at Hollins College and the Kettering Foundation in Ohio. She has served on a number of non-profit boards, including four which she chaired in recent years: Total Action Against Poverty (TAP, the Roanoke area's community action agency), Hollins University, The Nature Conservancy - Virginia Chapter, and the Virginia Foundation for the Humanities (the state affiliate of the National Endowment for the Humanities). In addition to the Company and Bank, Ms. Lawson has served as director or trustee of the following entities during the past five years: Virginia Environmental Endowment, Virginia Land Conservation Foundation, The Nature Conservancy - VA Chapter, Virginia Foundation for the Humanities, Art Museum of Western Virginia (Taubman Museum), and the Virginia Historical Society. Mrs. Lawson received her B.A. and M.A. degrees from Hollins College and PhD from the University of Virginia.

John W. Starr, MD
Dr. Starr, 67, has been a director of the Company since March 1994. He has been a resident of Roanoke since 1977, is on staff at Carilion Clinic Cardiology. He previously has been a member and Treasurer of Consultants in Cardiology, P.C., Chief of the Medical Specialties Department at Roanoke Memorial, Director of the Cardiac Catheterization Laboratory at Roanoke Memorial Hospital and Clinical Associate Professor of Internal Medicine at the University of Virginia. Dr. Starr is a Fellow of the American College of Cardiology and Member of the American Society of Echocardiography and the National Lipid Association. He is an Associate Professor of Medicine at Virginia Tech-Carilion School of Medicine. Dr. Starr is a founding/organizing director of Valley Financial Corporation and Valley Bank and has multiple years’ experience on the Directors Loan Committee and the Audit Committee. Dr. Starr received his B.A. from Emory University and his M.D. from Duke University School of Medicine.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL NO. 1 TO ELECT THE THREE NOMINEES FROM CLASS B LISTED ABOVE AS DIRECTORS OF THE COMPANY.

COMPENSATION OF DIRECTORS

Directors of the Company do not receive any retainers or stock compensation of any kind for their services as directors, but they do receive cash fees for meetings attended. For 2013, the fees were as follows:

•	The Board Chairman receives $1,500 for each meeting attended;

•	$1,200 for each Board meeting attended;

•	$500 for meetings of Board committees, except Audit, which receives $550 for each meeting attended;

•	The Audit Committee Chairman receives $650 for each Audit Committee meeting attended;

•	The Directors’ Loan Committee Chairman receives $600 for each Directors Loan Committee meeting attended;

•	Committee fees are reduced by 50% if a meeting is held immediately before or after a meeting of the Board or another committee on which the director serves; and

•	Directors who are also active officers of the Company or the Bank are not eligible to receive director fees.

The Human Resources Committee reviewed the results of the 2013 VBA Salary Survey as they relate to director compensation and noted the Company remains below peer banks on director compensation, primarily because we do not pay a retainer. As a result for 2014, the Committee recommended and the Board approved an increase of 5% in all board meeting and board committee meeting fees.

The following table presents total compensation paid to the Board of Directors for fiscal year 2013:

Name	Fees Earned or Paid in Cash ($)
Abney S. Boxley, III	21,200
William D. Elliot	19,450
James S. Frantz, Jr.	22,900
Ellis L. Gutshall	0
Mason Haynesworth	18,400
Eddie F. Hearp	26,750
Anna L. Lawson	20,000
Samuel L. Lionberger, Jr.	16,950
George W. Logan	18,050
John W. Starr, M.D.	20,550
Edward B. Walker	9,350

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following individuals are the executive officers of the Company who are not also directors. Officer titles are for Valley Bank, unless specified otherwise. Unless otherwise specified, each officer has held their current position for at least five years.

Name	Principal Occupation	Age	Since

Kimberly B. Snyder, CPA	Executive Vice President & Chief Financial Officer, 2007-present; Senior Vice President & Chief Financial Officer, 2005-2007;	43	2005

Andrew B. Agee	Executive Vice President & Chief Lending Officer, 2012-present; Senior Vice President & Chief Lending Officer, 2010-2011; Senior Vice President & Senior Real Estate Officer, 2004-2010;	52	2005

R. Grayson Goldsmith	Senior Vice President & Business Banking Manager, 2007-present	59	2007

Mary P. Hundley	Executive Vice President & Chief Risk Officer, 2012-present; Senior Vice President & Chief Risk Officer, 2006-2011	54	2003

JoAnn M. Lloyd	Senior Vice President & Chief Information Officer, 2006 - present	60	2003

Edward C. Martin	Executive Vice President & Chief Credit Officer, 2012-present; Senior Vice President & Chief Credit Officer, 2007-2011	40	2007

Kevin S. Meade	Executive Vice President & Chief Operating Officer, 2012-present; Senior Vice President & Senior Business Banking Officer, 2008 - 2011	43	2009

Connie W. Stanley	Executive Vice President & Chief Retail Banking Officer, 2012-present; Senior Vice President & Chief Retail Banking Officer, 2006-2011	62	2003

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Bank has had and expects to have loan transactions with certain directors and officers and their affiliates. Management of the Bank is of the opinion that such loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Bank, and do not involve more than normal risk of collectability or present other unfavorable features.

CORPORATE GOVERNANCE

Board Leadership
We have had a policy unanimously established by its Board of Directors in 1995 that the Chief Executive Officer and the Chairman of the Board would never be the same individual. The Board believes that there is an inherent conflict in having both positions occupied by one individual. The Board believes that the principal role of the President and Chief Executive Officer is to manage the business of the company in a safe, sound, and profitable manner. The role of the Board, including its Chairman, is to provide independent oversight of the President and Chief Executive Officer, to oversee the business and affairs of the company for the benefit of its shareholders, and to balance the interests of Valley Financial Corporation’s diverse constituencies including shareholders, customers, employees, and communities.

The Company’s leadership structure is built from the bottom up, with successively higher reporting relationships being symmetrical with increased authority, responsibility and risk exposure. The CEO has a highly skilled senior management team which reports directly to the Chief Executive Officer and meets at least weekly, or more often if necessary.  The senior management team extends to every phase of the Bank’s activities and acts as the primary communications medium across all functional areas of the enterprise.  This structure enables information and management guidance to flow easily up, down and horizontally throughout the organization.

Board’s Role in Risk Oversight
The Board is intimately engaged in overseeing the risk management of the Company, including credit risk, liquidity risk and operational risk. This is accomplished through a strong committee system consisting of the Directors’ Loan Committee, the Human Resources Committee and the Audit Committee, each of which meets with scheduled frequency with its senior staff counterparts. Each of these committees is composed of directors who are familiar with their areas of responsibility. Senior staff responsible for day-to-day risk management in each functional area report at each full Board and appropriate Board committee meetings. In addition, the Board receives commentary from each respective committee chair. Our reporting system is both retrospective and prospective in nature to enable the Board to look at both recent outcomes and to the likelihood of various future outcomes. The entire senior management team attends all Board meetings and remains for the duration of the meeting except when the Board goes into Executive Session. On a quarterly basis, there is a formal, joint meeting of the Audit Committee and the Directors’ Loan Committee. This meeting takes place prior to the release of the Company’s SEC quarterly and annual filings, and it enables each committee to remain well-versed in the other’s area of responsibility.

Board and Committee Meetings and Attendance
The Board of the Company and the Bank met twelve times in fiscal year 2013. All incumbent Board members, with the exception of one, attended at least 75% of the total meetings of the Boards of the Company and the Bank and all committees hereof on which he or she sat. Board member Walker attended 52% of the total meetings of the Boards of the Company and the Bank and all committees hereof on which he sat. Mr. Walker’s attendance was below 75% during 2013 due to his tenure as a Loeb Fellow at Harvard University Graduate School of Design.

Board Member Attendance at Annual Meetings
The Board of Directors recognizes that attendance by directors at annual meetings of the Company's shareholders benefits the Company by giving directors an opportunity to meet, talk with and hear the suggestions or concerns of shareholders who attend those meetings, and by giving those shareholders access to the Company’s directors that they may not have at any other time during the year. The Board of Directors recognizes that directors have their own business interests and are not full-time employees of the Company, and that the Company cannot compel attendance by directors at annual meetings. However, it is the policy of the Board of Directors that directors be strongly encouraged to attend each annual meeting of the Company’s shareholders. At the 2013 Annual Meeting of Shareholders, eight of the then-serving eleven directors were in attendance.

Code of Ethics
The Company has in place a written Code of Ethics for Executive Officers and Officers. The Code applies to the Chief Executive Officer, the Chief Financial Officer, all other executive officers and officers. The Code of Ethics is included on the shareholder information page of our website at www.myvalleybank.com.

Whistleblower Procedures
The Audit Committee and the Board of Directors have approved procedures for the receipt, retention and treatment of reports or complaints to the Audit Committee regarding accounting, internal accounting controls, auditing matters and legal or regulatory matters. There are also procedures for the submission by Company or Bank employees of confidential, anonymous reports to the Audit Committee of concerns regarding questionable accounting or auditing matters.

Communications with Directors
The Board of Directors has adopted a policy and procedures to communicate with directors. Shareholders of the Company are encouraged to communicate with the full Board, or with individual directors, regarding their suggestions, concerns, complaints and other matters pertinent to the Company’s business. Communications should be sent in writing to the Corporate Secretary, indicating whether it is intended for the Board as a whole, for the Chairman of a committee of the Board, or for one or more individual members of the Board. The Corporate Secretary will review all written communications and forward them to the director or directors for whom they appear to be intended. Communications that involve specific complaints from a customer of the Bank relating to the customer’s deposit, loan or other relationship or transactions with the Bank will be forwarded to the Chairman of the Audit Committee.

Board Committees
The Boards of the Company and the Bank are identical in membership. The Boards have standing nominating, audit and compensation committees (or committees performing similar functions) as listed below. The Board of Directors has adopted charters for its Audit Committee, Nominating Committee, and Human Resources Committee to define the duties and responsibilities of those committees. The Audit, Nominating, and Human Resources Committee charters are included on the shareholder information page of our website at www.myvalleybank.com. If you would prefer to receive a copy via mail at no cost to you, please contact the Corporate Secretary.

Executive Committee

The Company and the Bank also have an Executive Committee which is chaired by the Chairman of the Board. Its members are elected annually by the full Board, as are the members of every standing Committee. The Executive Committee, when necessary, is empowered to act on behalf of the full Board between scheduled Board meetings. The Executive Committee met four times during fiscal year 2013.

Nominating Committee

The Nominating Committee consists of Directors Lawson (Chairman), Lionberger, Logan, and Walker. The Board of Directors has determined that all Nominating Committee members are “independent” directors under the current listing standards of the NASDAQ Stock Market. The Nominating Committee evaluates and recommends to the Board of Directors nominees for election as directors of the Company and the Bank. The Nominating Committee and the Board have approved a Nominating Committee Charter, which is included on the shareholder information page of our website at www.myvalleybank.com. The Nominating Committee met one time during 2013 to consider and recommend candidates for re-election at the 2013 Annual Meeting of Shareholders.

Potential candidates for nomination and election to the Board are identified by current Board members, management and shareholders.  All candidates, including those recommended by shareholders, will be considered using the same criteria.  While the Company does not have a specific Diversity Policy, the Company considers the extent to which a potential candidate contributes to a mix of Board members that represents a diversity of background, talent, skill, specialized experience and viewpoint, including with respect to race and gender.  Generally, candidates should possess an in-depth knowledge of our community as a whole, be highly qualified by business, professional or comparable experience, eager to serve on the Board, financially capable of making a meaningful investment in the Company’s stock, able to develop meaningful new customer relationships for the Bank and capable of representing the interests of all shareholders and not merely those of any special interest group.

When considering a potential candidate the Nominating Committee and the Board will consider their personal knowledge of the candidate, information from outside sources concerning the candidate’s qualifications, and the results of an interview, if appropriate.

Shareholder Nominees
While there are no formal procedures for shareholders to submit director recommendations, the Nominating Committee will consider candidates recommended by shareholders in writing. Such written submissions should include the name and address of the shareholder submitting the nomination; name, address, and telephone number of the recommended candidate, along with a brief statement of the candidate’s qualifications to serve as a director, and a written consent of the candidate that he or she will serve if elected. All such shareholder recommendations should be submitted to the attention of Ellis L. Gutshall, President and CEO, Valley Financial Corporation, 36 Church Avenue, SW, Roanoke, Virginia 24011. Based on an anticipated date of May 6, 2015 for the 2015 Annual Meeting of Shareholders, such recommendations must be received no earlier than February 5, 2015 and no later than March 7, 2015 in order to be considered by the Nominating Committee for the next annual election of directors. Any candidates recommended by a shareholder will be reviewed and considered in the same manner as all other director candidates considered by the Nominating Committee based on the qualifications described above. The Nominating Committee is under no obligation to formally respond to recommendations although, as a matter of practice, every effort is made to do so. The Nominating Committee received no shareholder nominations of directors for the 2014 Annual Meeting of Shareholders.

Human Resources Committee

The Human Resources Committee (the “HR Committee”) serves as the Company’s compensation committee and consists of Directors Lawson (Chairman), Lionberger, Logan, and Walker. The Board of Directors has determined that all HR Committee members are “independent” directors under the current listing standards of the NASDAQ Stock Market. The HR Committee oversees the Company’s compensation and benefits practices, recommends to the full Board the compensation arrangements for all executive officers of the Company and the Bank, administers any executive compensation plans and stock incentive plans, and reviews management succession plans. The HR Committee may not delegate its authority with respect to the Company’s compensation and benefits practices. The HR Committee met eight times in fiscal year 2013. The HR Committee’s adopted charter is included on the shareholder information page of our website at www.myvalleybank.com.

Audit Committee

The Audit Committee is appointed by the Board to assist in monitoring the integrity of the financial statements and of financial reporting. The purpose of the Audit Committee is to monitor the proper operation of internal and disclosure controls and procedures in accordance with the Sarbanes-Oxley Act of 2002, compliance with legal and regulatory requirements, the performance of the internal audit function, and the independence, qualifications, and performance of the independent registered public accountants. The Audit Committee operates according to a written charter adopted by the Board, which is available on the shareholder information page of our website at www.myvalleybank.com.

The Audit Committee consists of directors Haynesworth (Chairman), Elliot, Frantz, Hearp, and Lawson. The Board of Directors has determined that all Audit Committee members are “independent” directors under the current standards of the SEC and the NASDAQ Stock Market. The Board of Directors has also determined that all of the members of the Audit Committee have sufficient knowledge in financial and auditing matters to serve on the Audit Committee and that Mr. Haynesworth qualifies as an “audit committee financial expert” as defined by SEC regulations. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Audit Committee’s meetings include, whenever appropriate, executive sessions in which the Audit Committee meets separately with the Company’s independent registered public accountants, the Company’s internal auditors, the Company’s Chief Executive Officer, the Company’s Chief Financial Officer, and the Company’s Chief Risk Officer, (as a group or separately as deemed necessary). The Audit Committee met six times during fiscal year 2013 and four times jointly with the Directors Loan Committee.

EXECUTIVE COMPENSATION

Introduction
This section of the proxy statement provides an overview and explanation of the material information relevant to understanding the objectives, policies and the philosophy underlying the Company’s compensation programs for its executives, focusing on the named executive officers (“NEOs”):

•	Ellis L. Gutshall, President and Chief Executive Officer (“CEO”)

•	Kimberly B. Snyder, CPA, Executive Vice President and Chief Financial Officer (“CFO”)

•	Andrew B. Agee, Executive Vice President and Chief Lending Officer (“CLO”)

Update on Advisory Vote on Executive Compensation
At the 2013 Annual Meeting the Company provided shareholders with a non-binding vote on executive compensation in accordance with the American Recovery and Reinvestment Act of 2009 (the “ARRA”), which includes a provision requiring TARP Capital Purchase Program participants like Valley Financial Corporation, during the period in which any obligation arising from assistance provided under the Capital Purchase Program remains outstanding, to permit a separate and non-binding shareholder vote to approve the compensation of executives as disclosed pursuant to the compensation disclosure rules of the SEC. The shareholders voted to approve, on an advisory basis, the compensation of the Company’s 2012 compensation program for the NEOs, as described in the 2013 Proxy Statement. The vote was 2,164,530 shares “For” (97% of the shares voted) and 66,972 shares “Against” (3% of the shares voted).

The HR Committee took into account the result of the shareholder vote in determining executive compensation policies and decisions since the 2013 Annual Meeting. The HR Committee viewed the vote as an expression of the shareholders’ overall satisfaction with the Company’s current executive compensation programs. While the HR Committee considered this shareholder satisfaction in determining to continue the Company’s compensation programs for 2013, decisions regarding incremental changes in individual compensation were made in consideration of the factors described below.

General Philosophy
Our philosophy on compensation is to pay for performance that supports the Company’s business strategies. We balance the need to recruit and retain executives who can meet and exceed business goals with the need to motivate and reward short-term and long-term performance that is in the best interest of the shareholders. This is accomplished by the annual profit-sharing pay program that is tied to annual financial performance measures, and long-term equity pay programs that are aligned with overall company strategy and long-term stock appreciation. The Company also targets base salary and benefit programs at competitive market compensation levels that enable the company to attract and retain executive management. Targets for salary, profit-sharing, and equity are reviewed and set as appropriate for each Named Executive Officer. The process by which the HR Committee makes specific decisions relating to executive compensation includes consideration of the above philosophy, the performance of the Company compared to peers and industry standards, success in attaining annual and long-term goals and objectives, management of compensation expense, executive officer potential, and individual performance, experience, and contributions.

Roles and Responsibilities
The primary purpose of the HR Committee is to conduct reviews of the Company’s general executive compensation policies and strategies and oversee and evaluate the Company’s overall compensation structure and program. Direct responsibilities include, but are not limited to:

•
Evaluating and approving goals and objectives relevant to compensation of the Chief Executive Officer and other executive officers, and evaluating the performance of the executives in light of those goals and objectives;

•	Determining and approving the compensation level for the Chief Executive Officer;

•	Reviewing and approving the compensation levels of other key executive officers recommended to the Committee by the Chief Executive Officer;

•	Reviewing and approving all grants of equity-based compensation to all employees, including executive officers;

•	Recommending to the Board compensation policies for outside directors;

•	Reviewing performance-based and equity-based incentive plans for the Chief Executive Officer and other executive officers;

•	Reviewing and making recommendations to the Board of Directors of the following plans:

◦	Bank-wide employee benefit plans;

◦	Bank-wide annual Profit Sharing Plan;

◦	Bank-wide annual incentive plans, including incentive plans for commercial, business banking, wealth management, retail, private banking, and any other incentive plan; and

•	Reviewing and advising on programs for management succession.

While the HR Committee may use consultants from time to time to assist with the evaluation of the overall executive compensation program, the HR Committee did not utilize consultants during fiscal year 2013.

The Chief Executive Officer provides performance reviews and recommendations with respect to the Company’s subordinate executive officers, including the NEOs, for the HR Committee’s consideration, and manages the Company’s overall executive compensation programs, policies, and governance with assistance from the Chief Financial Officer.

Compensation Policy and Practices Review
Chief Risk Officer Hundley (“CRO”) has the responsibility of evaluating all employee compensation plans, programs, policies, and agreements for components that may cause unnecessary and excessive risk-taking. This review incorporates guidelines on sound compensation principles established by the Federal Reserve and jointly supported by the FDIC and the OCC. The CRO meets with the HR Committee semiannually to discuss her findings.

Compensation Issues Related to the Company’s Participation in TARP
The Company elected to participate in the United States Department of the Treasury’s Capital Purchase Program, commonly known as “TARP”. In December 2008, we issued to the Treasury 16,019 shares of our preferred stock and a warrant to purchase our Common Stock in exchange for approximately $16 million in cash. On October 16, 2013, the Company redeemed the final $9,619,000 of its original $16,019,000 of TARP preferred stock. As a result, Treasury no longer owns any preferred shares in the Company and no obligation arising from TARP remains outstanding.

As a condition to participating in the program, certain of our senior executive officers and employees, including the NEOs in Summary Compensation Table below, have been subject to certain restrictions on executive compensation contained in Section 111 of EESA, as implemented through Treasury’s Interim Final Rule titled “TARP Standards for Compensation and Corporate Governance” during the period in which any obligation arising from TARP remains outstanding. As such, the Company was required to comply with the TARP restrictions during the applicable portion of 2013 prior to redemption, which equates to 79% of the year. These TARP restrictions include, among other things, the following restrictions on the compensation of our NEOs:

•	Any bonus or profit sharing payments made to our NEOs are subject to a “clawback” if such bonus payment was based on materially inaccurate financial statements or other performance criteria.

•	We are prohibited from paying any severance payments to our NEOs.

•
We are prohibited from paying or accruing any bonus payment to Ellis L. Gutshall, our most highly compensated employee, except for (i) an award of long-term restricted stock with a value not exceeding one-third of his annual compensation and (ii) a payment contractually required to be paid and to which he had a legally binding right as of February 11, 2009.

As a result of these restrictions, we were required to amend our employment agreements with Mr. Gutshall and Ms. Snyder to remove the severance provisions therein and terminate our change-in-control agreement with Mr. Agee. The amendments to Mr. Gutshall and Ms. Snyder’s employment agreements became null and void upon full redemption of TARP on October 16, 2013. Additionally, on October 18, 2013 the Company entered into a Change-In-Control Severance Agreement with Mr. Agee and other members of the executive officer team.

Compensation Structure and Elements
Our executive compensation program normally consists of four main elements of compensation: base salary, performance-based bonus awards, annual profit-sharing awards, and long-term equity awards. The HR Committee believes that a certain level of discretion is appropriate in determining the amount of compensation to be paid, the mix of compensation components, and the relationship between compensation levels provided to the CEO and other NEOs.

In making compensation decisions with respect to each element of compensation for the CEO and other NEOs, the Committee considers the competitive market for executives and compensation levels provided by comparable companies. The Committee comprehensively reviews the compensation program for executive officers each year, seeks to understand how Company programs differ from those of its competitors, and evaluates the components of the program in view of the Company’s long-term strategic objectives. The Committee considers an understanding of the compensation practices of the companies with whom we compete for talent to be a critical starting point for creating the right mix of compensation to recruit, retain, and incent the right leadership for the Company. Accordingly, the Committee annually assesses the competitiveness of the executive compensation program by reviewing competitive market data published annually by the Virginia Bankers Association on commercial bank salaries at banks of similar asset size in various areas of Virginia. The Virginia Bankers Association survey does not disclose the specific banks included in the various groupings. The Committee also reviews a comparison of executive compensation at various similarly-situated banking companies in the southeastern United States, prepared by SNL Securities, Inc. from filings with the SEC. Other factors considered when making individual executive compensation decisions include individual contribution and performance, reporting structure, internal pay relationship, complexity and importance of role and responsibilities, leadership and growth potential.

The base salary, performance-based incentive awards, and annual profit-sharing awards are all expensed in the year earned and taxed as ordinary income to the participants. The long-term equity-based compensation awards are expensed in accordance with Generally Accepted Accounting Principles. The gain realized from these awards is taxed as ordinary income in the year of exercise if the participant does not hold the stock for the holding period required. If the participant holds the stock for the required holding period, any gain realized from the sale of the stock after the holding period is treated as capital gain for tax purposes.

Profit-Sharing Awards
The Company recognizes the importance of a well-designed profit-sharing plan that rewards individual performance as well as allows employees to share in the profits of the Company when strategic goals are met. As such, the Company continued the Employee Profit Sharing Plan (“Profit Sharing Plan”) as part of the Company’s overall strategic plan for 2013 - 2015. The Profit Sharing Plan is designed to reward performance for meeting individual goals and objectives that are aligned with the Company’s overall strategic plan. All Company compensation programs exclude incentives for executive officers to take unnecessary and excessive risks that threaten the value of the Company and do not incorporate any activities that would encourage manipulation of reported earnings to enhance the compensation of any employee.

For 2013, the profit sharing award was tied to the Company exceeding budgeted net income to common shareholders. Actual performance in comparison to budget was exceptional and as such, the Company contributed the maximum payout or $607,000 to the Profit Sharing Plan for 2013 for all employees. The Profit Sharing Plan paid an award as a percentage of base salary to all officer-level employees, with the percentage varying based upon title and level of responsibility. Non-officer level employees were paid a flat amount. Awards were paid in the form of cash, with the exception of the CEO Gutshall. The total profit sharing awards paid to the Company’s NEOs was $111,233. Due to the TARP restrictions described earlier, 79% of the profit sharing award earned by CEO Gutshall was paid in the form of long-term restricted stock that will vest on the two-year anniversary date of the award.

Bonus Awards
For 2013, the Company awarded performance bonuses totaling $596,600 to key employees, including $362,000 to the Company’s NEOs. The NEO awards ranged from 15% to 50% of base salary and were based upon the Company’s performance, the NEO’s performance and his or her overall contribution to the Company’s performance. These awards were paid in the form of cash and restricted stock. The restricted stock award earned by CEO Gutshall will vest on the two-year anniversary date of the award due to the TARP restrictions noted above.

In evaluating the Company’s performance for bonus awards, the HR Committee considered the following accomplishments achieved during 2013:

•	Fourth consecutive year of record earnings, including a 13% increase over the previous year’s then-record net income to common shareholders;

•	Full redemption of TARP without creating a dilutive impact to shareholders;

•	Increase in stock price of 17% during 2013;

•	Increased net interest margin of 17 basis points to 3.74% as compared to 3.57% for 2012;

•	Increased noninterest income of 15% during 2013, excluding the gains realized on sale of investments;

•	Improved credit quality metrics including a 101 basis point reduction in the Company’s NPAs as a percentage of total assets from 4.20% at December 31, 2012 to 3.19% at December 31, 2013;

•	Increased loan growth of 5%; and

•	Retention of 100% of key personnel.

During 2013, the Company also awarded TARP Redemption Bonus awards to the NEOs (other than CEO Gutshall) and other executive officers in recognition of their individual contribution to the successful redemption of TARP. TARP Redemption Bonus awards were issued in the form of cash (totaling $17,000 for all executive officers) and incentive stock options (total of 17,000 options for all executive officers).

Long-Term Incentive Awards
The principal purpose of the long-term incentive program is to promote the success of the Company by providing incentives to key employees that will promote the identification of their personal interest with the long-term financial success of the Company and with growth in shareholder value. During 2013, the Company awarded incentive stock options to CFO Snyder and CLO Agee in recognition of their individual contribution to the successful redemption of TARP. The awards vest over a period of 5 years at a rate of 20% per year.

The Company has a 2011 Stock Incentive Plan (the “2011 Plan”) which succeeded the Company’s 2005 Key Employee Equity Award Plan (the “2005 Plan”). The 2011 Plan gives the Company flexibility in tailoring equity-based compensation awards for employees from time to time to the continuing objective of aligning employee incentives with the interests of shareholders as the Company grows and develops. In addition to incentive and nonqualified stock options, the 2011 Plan permits the grant of restricted stock, stock appreciation rights and stock units. Any nonvested awards will automatically vest upon a change in control event as defined by the 2011 Plan. The aggregate number of shares of the Common Stock that may be issued pursuant to awards made under the 2011 Plan may not exceed 250,764. As of March 3, 2014, the 2011 Plan has 131,723 shares available for issuance.

Employment Agreements
Ellis L. Gutshall. Mr. Gutshall is employed as President and Chief Executive Officer of the Company and the Bank pursuant to an amended employment agreement effective as of December 12, 2008. Under his employment agreement, he has the duties and responsibilities customarily exercised by the person serving as chief executive officer of a bank holding company or a commercial bank, as the case may be. The agreement has a three year term with an automatic extension each year of one additional year unless either party gives notice at least 120 days prior to the date of extension that the employment agreement shall not be extended. The employment agreement provides for a certain minimum salary level that may be increased (but not decreased) by the Board pursuant to an annual evaluation, as well as group benefits to the extent provided to other executives, the establishment of a split-dollar life insurance plan, and an automobile allowance (which amount is included in the Other Compensation column of the Summary Compensation Table below).

Mr. Gutshall’s employment agreement also contains change-in-control provisions which entitle Mr. Gutshall to certain benefits in the event his employment is terminated within three years of a change in control of the Company for reason other than death, retirement, disability, cause, voluntary resignation other than for good reason, or pursuant to notice of termination given prior to the change in control (except notice of termination given after any regulatory filing has been made in contemplation of a change-in-control). If a change-in-control followed by such termination occurs, Mr. Gutshall will receive a lump-sum payment equal to 2.99 times annualized compensation (determined as set forth in the agreement), provided that if the payment is or will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any similar tax (the “Excise Tax”), the amount of such payment will be reduced by the amount necessary to avoid the Excise Tax. The lump-sum payment will be made six-months following such termination in accordance with Section 409A of the Internal Revenue Code. For this purpose, a change-in-control shall be deemed to have occurred at such time as (i) any Person is or becomes the “beneficial owner” directly or indirectly, of 20% or more of the combined voting power of the Employer’s voting securities; (ii) the Incumbent Board ceases for any reason to constitute at least the majority of the Board, provided that any person becoming a director subsequent to the date of the Agreement whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least 75% of the directors comprising the Incumbent Board shall be treated as an “incumbent;” (iii), all or substantially all of the assets of the Company or the assets of the Bank are sold, transferred or conveyed by any means, including but not limited to direct purchase or merger, if the transferee is not controlled by the Company, control meaning the ownership of 50% of the combined voting power of Company’s voting securities; or (iv) the Company is merged or consolidated with another corporation or entity and as a result of such merger or consolidation, less than 75% of the outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by the former shareholders of the Company. The triggering events above were set by the HR Committee to encourage Mr. Gutshall to assess strategic opportunities objectively and to protect Mr. Gutshall in the event of a change-in-control if he is terminated or materially adversely affected as a result of the change-in-control.

Mr. Gutshall’s employment agreement also sets forth certain confidentiality provisions as well as a covenant not to compete. If Mr. Gutshall’s employment with the Company and/or the Bank is terminated by Mr. Gutshall other than for Good Reason (as defined in the agreement) or by the Company other than for Cause (as defined in the agreement), Mr. Gutshall agrees that for a period of 3 years from the date his employment is terminated, he will not, without the consent in writing of the Chairman of the Board of the Company, become an officer, employee, agent, partner, director or substantial stockholder of any entity engaged in the commercial or retail banking business within a 100 mile radius of the City of Roanoke, Virginia, or become associated in any substantial manner with any entity in the process of formation to engage in the retail or commercial banking business, or any group that intends to form any such entity in the geographical area described above.

The employment agreement also sets forth a provision for a life insurance policy or policies to be issued on the life of Mr. Gutshall, the premiums of which will be paid by the Company, as provided in a split-dollar agreement which is mutually satisfactory to the Company and Mr. Gutshall and discussed more fully below.

Kimberly B. Snyder, CPA. Ms. Snyder is employed as Executive Vice President and Chief Financial Officer of the Company and the Bank pursuant to an amended employment agreement effective as of December 12, 2008. Under her agreement, she has the duties and responsibilities customarily exercised by the person serving as chief financial officer of a bank holding company or a commercial bank, as the case may be. The agreement has a two-year term with an automatic extension each year of one additional year unless either party gives notice at least 120 days prior to the date of extension that the Employment Agreement shall not be extended. Ms. Snyder’s employment agreement provides for a certain minimum salary level that may be increased (but not decreased) by the Board pursuant to an annual evaluation, as well as group benefits to the extent provided to other executives and the establishment of a split-dollar life insurance plan.

Ms. Snyder’s employment agreement also contains change-in-control provisions which entitle her to certain benefits in the event her employment is terminated within three years of a change in control of the Company for reason other than death, retirement, disability, cause, voluntary resignation other than for good reason, or pursuant to notice of termination given prior to the change in control (except notice of termination given after any regulatory filing has been made in contemplation of a change-in-control). If a change-in-control followed by such termination occurs, Ms. Snyder will receive a lump-sum payment equal to 2.99 times annualized compensation (determined as set forth in the agreement), provided that if the payment is or will be subject to Excise Tax, the amount of such payment will be reduced by the amount necessary to avoid the Excise Tax. The lump-sum payment will be made six-months following such termination in accordance with Section 409A of the Internal Revenue Code. For this purpose, a change-in-control shall be deemed to have occurred at such time as (i) any Person is or becomes the “beneficial owner” directly or indirectly, of 20% or more of the combined voting power of the Employer’s voting securities; (ii) the Incumbent Board ceases for any reason to constitute at least the majority of the Board, provided that any person becoming a director subsequent to the date of the Agreement whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least 75% of the directors comprising the Incumbent Board shall be treated as an “incumbent;” (iii), all or substantially all of the assets of the Company or the assets of the Bank are sold, transferred or conveyed by any means, including but not limited to direct purchase or merger, if the transferee is not controlled by the Company, control meaning the ownership of 50% of the combined voting power of Company’s voting securities; or (iv) the Company is merged or consolidated with another corporation or entity and as a result of such merger or consolidation, less than 75% of the outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by the former shareholders of the Company. The triggering events above were set by the HR Committee to encourage Ms. Snyder to assess strategic opportunities objectively and to protect Ms. Snyder in the event of a change-in-control if she is terminated or materially adversely affected as a result of the change-in-control.

Ms. Snyder’s employment agreement also sets forth certain confidentiality provisions as well as a covenant not to compete. If Ms. Snyder’s employment with the Company and/or the Bank is terminated by Ms. Snyder other than for Good Reason (as defined in the agreement) or by the Company other than for Cause (as defined in the agreement), Ms. Snyder agrees that for a period of 2 years from the date her employment is terminated, she will not, without the consent in writing of the Chief Executive Officer of the Company, become an officer, employee, agent, partner, director or substantial stockholder of any entity engaged in the commercial or retail banking business within a 100 mile radius of the City of Roanoke, Virginia, or become associated in any substantial manner with any entity in the process of formation to engage in the retail or commercial banking business, or any group that intends to form any such entity in the geographical area described above.

The employment agreement also sets forth a provision for a life insurance policy or policies to be issued on the life of Ms. Snyder, the premiums of which will be paid by the Company, as provided in a split-dollar agreement which is mutually satisfactory to the Company and Ms. Snyder and discussed more fully below.

Andrew B. Agee. Mr. Agee is employed as Executive Vice President and Chief Lending Officer of the Company and the Bank and is a party to a Change in Control Severance Agreement with the Company. The Agreement entitle him to certain benefits in the event her employment is terminated within twelve months of a change in control of the Company for reason other than death, retirement, disability, cause, voluntary resignation other than for good reason, or pursuant to notice of termination given prior to the change in control. If a change-in-control followed by such termination occurs, Mr. Agee will receive a lump-sum payment equal to 2.0 times his annual salary at the rate in effect (i) at the time Notice of Termination is given, if Notice of Termination is required, or (ii) on the Date of Termination, if no Notice of Termination is required. Such payment shall be made within thirty (30) days of the Date of Termination, if Mr. Agee is not a “specified employee” for purposes of Code Section 409A on the Date of Termination. If Mr. Agee is a “specified employee” for purposes of Code Section 409A on the Date of Termination, the payment shall be made (i) within thirty (30) days of the Date of Termination to the extent the payment is permitted to be treated as exempt “separation pay” for purposes of Code Section 409A and Treasury Regulations thereunder; and (ii) on the first day of the month following the six-month anniversary of the Date of Termination to the extent the payment is not permitted to be treated as exempt “separation pay” for purposes of Code Section 409A and Treasury Regulations thereunder. For this purpose, a change-in-control shall be deemed to have occurred at such time as (i) any Person is or becomes the “beneficial owner” directly or indirectly, of 20% or more of the combined voting power of the Employer’s voting securities; (ii) the Incumbent Board ceases for any reason to constitute at least the majority of the Board, provided that any person becoming a director subsequent to the date of the Agreement whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least 75% of the directors comprising the Incumbent Board shall be treated as an “incumbent;” (iii), all or substantially all of the assets of the Company or the assets of the Bank are sold, transferred or conveyed by any means, including but not limited to direct purchase or merger, if the transferee is not controlled by the Company, control meaning the ownership of 50% of the combined voting power of Company’s voting securities; or (iv) the Company is merged or consolidated with another corporation or entity and as a result of such merger or consolidation, less than 75% of the outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by the former shareholders of the Company. The triggering events above were set by the HR Committee to encourage Mr. Agee to assess strategic opportunities objectively and to protect Mr. Agee in the event of a change in control if he is terminated or materially adversely affected as a result of the change in control.

Mr. Agee’s change in control agreement also sets forth certain confidentiality provisions as well as a covenant not to compete. If Mr. Agee’s employment with the Company and/or the Bank is terminated under circumstances entitling Mr. Agee to receive severance compensation, Mr. Agee agrees that for a period of 2 years from the date his employment is terminated, he will not, without the consent in writing of the Chief Executive Officer of the Company, become an officer, employee, agent, partner, director or substantial stockholder of any entity engaged in the commercial or retail banking business within a 100 mile radius of the City of Roanoke, Virginia, or become associated in any substantial manner with any entity in the process of formation to engage in the retail or commercial banking business, or any group that intends to form any such entity in the geographical area described above.

Split-Dollar Life Insurance Agreements
Ellis L. Gutshall. The Company entered into an individual split-dollar life insurance agreement with Mr. Gutshall on August 20, 2003 (and amended November 1, 2008) to assist with the objective of retaining Mr. Gutshall by providing certain death benefits to Mr. Gutshall in exchange for continued employment until retirement age. The agreement provides for the Company to pay 100% of the premiums associated with the insurance policy specified in the agreement. Upon Mr. Gutshall’s death, the proceeds of the respective policy shall be paid in the following order: (a) to Mr. Gutshall’s designated beneficiary or beneficiaries an amount equal to three times his base salary during the last full year of his employment with the Bank, and (b) to the Bank the excess of the death proceeds after payment of the foregoing proceeds to Mr. Gutshall’s beneficiary. The Bank agrees to direct the insurer with respect to the payment of the death proceeds in accordance with the agreement.

The agreement will automatically terminate upon termination of Mr. Gutshall’s employment with either the Bank or the Company regardless of reason, cause or event except:

•	Death;

•	Disability (as defined in Mr. Gutshall’s employment agreement described above);

•	Retirement (as defined in Mr. Gutshall’s employment agreement described above);

•	Termination of employment for Good Reason (as defined in Mr. Gutshall’s employment agreement described above); and

•	Termination without Cause (as defined in Mr. Gutshall’s employment agreement described above).

After termination of the agreement, all rights and benefits of the Mr. Gutshall under the agreement and under the policy shall cease automatically.

Kimberly B. Snyder, CPA. The Company entered into an individual split-dollar life insurance agreement with Ms. Snyder on November 1, 2008 to assist with the objective of retaining Ms. Snyder by providing certain death benefits to Ms. Snyder in exchange for continued employment until retirement age. The agreement provides for the Company to pay 100% of the premiums associated with the insurance policy specified in the agreement. Upon Ms. Snyder’s death, the proceeds of the respective policy shall be paid in the following order: (a) to Ms. Snyder’s designated beneficiary or beneficiaries an amount equal to three times her base salary during the last full year of her employment with the Bank, and (b) to the Bank the excess of the death proceeds after payment of the foregoing proceeds to Ms. Snyder’s beneficiary. The Bank agrees to direct the insurer with respect to the payment of the death proceeds in accordance with the agreement.

The agreement will automatically terminate upon termination of Ms. Snyder’s employment with either the Bank or the Company regardless of reason, cause or event except:

•	Death;

•	Disability (as defined in Ms. Snyder’s employment agreement described above);

•	Termination of employment for Good Reason (as defined in Ms. Snyder’s employment agreement described above); and

•	Termination without Cause (as defined in Ms. Snyder’s employment agreement described above).

After termination of the agreement, all rights and benefits of the Ms. Snyder under the agreement and under the policy shall cease automatically.

Supplemental Retirement Plan
In 2002, the Company instituted a Supplemental Retirement Plan (the “SERP”) for certain key officers of the Company and the Bank, including the NEOs, to assist with the objective of recruiting and retaining executive talent by providing an additional retirement incentive (above the 401(k) plan available to all employees) in exchange for continued employment until retirement age. Because the SERP’s crediting rate is based upon Company performance in the form of return on shareholder’s equity, the SERP assists the Company in achieving alignment with shareholders’ long-term interests, as well. The SERP is designed to provide in a base case scenario fifteen annual payments equal to 50% of a participant’s average annual salary and bonus for the five years immediately prior to retirement, reduced by the participant’s primary Social Security benefit. The SERP contains provisions for disability and survivor benefits, a benefits vesting schedule based on a combination of age and years of service, and automatic full vesting in the event of a change in control of the Company. The funding mechanism for the plan is Company-owned insurance policies on the lives of the plan participants and, because of the tax advantages of the life insurance policies; the SERP is designed to be profit-neutral to the Company.

The SERP contains a formula that each year varies the crediting rate for a participant’s account in accordance with the Company’s return on shareholders’ equity so that, depending on the Company’s financial performance over time, the annual benefit actually paid could be greater or less than 50% of final average compensation prior to the Social Security offset. The computation of the crediting rate is based upon the Company’s actual return on average equity as a percentage of the Company’s budgeted return on average equity for the Company’s preceding fiscal year and has a minimum rate of 80% and a maximum rate of 100% based upon the Company’s performance. For example, if the Company’s return on average equity was 90% of the budgeted return on average equity, the crediting rate would be 90% for the following year. Based upon the Company’s performance in 2012, which was in excess of 100% of the budgeted return on average equity, the crediting rate for 2013 was 100%. Based upon the Company’s performance in 2013, which was in excess of 100% of the budgeted return on average equity, the crediting rate for 2014 will be 100%.

Summary Compensation Table
The following table shows the compensation paid by the Company for the years ended December 31, 2013 and 2012 to the NEOs:

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	All Other Compensation ($) (4)	Total ($)
Ellis L. Gutshall	2013	420,000	57,330	185,697	0	371,684	1,034,711
President and Chief Executive Officer	2012	385,000	0	101,800	0	249,708	736,508

Kimberly B. Snyder, CPA	2013	217,239	74,517	0	20,810	47,246	359,812
EVP and Chief Financial Officer	2012	210,143	67,492	0	0	40,630	318,265

Andrew B. Agee	2013	184,700	52,869	0	12,486	54,069	304,124
EVP and Chief Lending Officer	2012	178,743	48,416	0	0	47,293	274,452

(1)	Bonus amounts for 2013 and 2012 include performance bonus awards, TARP Redemption Bonus awards (for 2013) and awards pursuant to the Profit Sharing Plan.
(2)
Represents the grant date fair value computed in accordance with FASB ASC Topic 718. Please see Note 13 Stock Based Compensation in the Company’s audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2013 for assumptions made in the valuation for stock awards. These amounts include stock-based bonus awards and awards pursuant to the profit sharing plan. The 2013 amounts include grants awarded during fiscal year 2013 for 2012 performance and the 2012 amounts include grants awarded during fiscal year 2012 for 2011 performance.

(3)
Represents the grant date fair value computed in accordance with FASB ASC Topic 718. Please see Note 13 Stock Based Compensation in the Company’s audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2013 for assumptions made in the valuation for option awards. The option awards granted during 2013 were in recognition of the individual contribution to the successful redemption of TARP.

(4)	The details of the components of this column are provided in a separate table below.

2013 ALL OTHER COMPENSATION TABLE

Name	Company Contributions to 401(K) Plans ($)	Company Contributions to Supplemental Retirement Plan ($)	Automobile Allowance ($)	Insurance Premiums ($)	Other Benefits ($) (1)	Total ($)
Ellis L. Gutshall	11,475	330,033	12,400	14,699	3,077	371,684
Kimberly B. Snyder, CPA	9,776	30,429	—	6,841	200	47,246
Andrew B. Agee	8,312	38,759	—	6,498	500	54,069

(1) Represents mortgage referral commissions and bonus paid equal to the NEO's annual compensation in excess of the dollar amount specified in Code section 401(a)(17) times the rate of employer matching contribution made by the Bank for the Plan Year under the Valley Bank Employee Savings Plan.

Securities authorized for issuance under equity compensation plans.

Equity Compensation Plan Information
As of December 31, 2013

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders
Valley Financial Corporation 2011 Stock Incentive Plan	38,200	$9.18	186,883
Valley Financial Corporation 2005 Key Employee Equity Award Plan	173,250	$8.52	0
Valley Financial Corporation 1995 Incentive Stock Plan	9,800	$14.19	0
Total	221,250	$8.88	186,883

As of December 31, 2013 there were no compensation plans, including individual compensation arrangements, under which equity securities of the Company are authorized for issuance that have not been approved by a vote of security holders.

Outstanding Equity Awards Table at Fiscal Year-End 2013:

The following table shows outstanding equity awards for the Named Executive Officers at December 31, 2013:

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Unearned Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market or Payout Value of Shares or Units of Stock That Have Not Vested ($)(2)
Ellis L. Gutshall	7/5/2005	10,000	0	12.50	7/5/2015
	12/30/2008	12,000	0	6.00	12/29/2018
	1/26/2012					18,442(3)	194,563
	2/25/2012					1,600(4)	16,880
	1/15/2013					5,206(5)	54,923
	1/31/2013					15,330(6)	161,732
	2/25/2013					1,600(7)	16,880
	10/18/2013					336(8)	3,545

Kimberly B. Snyder	7/5/2005	4,000	0	12.50	7/5/2015
	8/10/2005	1,250	0	13.00	8/10/2015
	3/12/2007	1,250	0	12.20	3/12/2017
	3/12/2007	5,000	0	12.20	3/12/2017
	12/30/2008	4,000	0	6.00	12/29/2018
	12/10/2009	2,400	800	3.05	12/9/2019
	10/18/2013	5,000	5,000	10.63	10/17/2023

Andrew B. Agee	11/11/2004	6,500	0	14.23	11/11/2014
	3/12/2007	5,000	0	12.20	3/12/2017
	12/30/2008	3,000	0	6.00	12/29/2018
	12/10/2009	2,400	600	3.05	12/9/2019
	10/18/2013	3,000	3,000	10.63	10/17/2023

(1)
Each of the incentive stock option awards vests according to the following schedule: 20% of the award is exercisable one year after the grant date, and 20% vests for each subsequent year thereafter for a period of five years; once an installment of shares vests and becomes exercisable, the award recipient may exercise such options, or any portion of such installment, during the term of the subject Incentive Stock Option Agreement which term is ten years after the date of such agreement.

(2)	The market value of the stock awards that have not vested, as shown in the above table, was determined based on the per share closing price of the Company’s common stock on December 31, 2013 ($10.55).

(3)	Vesting date: 1/26/2014.

(4)	Vesting date: 2/25/2014.

(5)	Vesting date: 1/15/2015.

(6)	Vesting date: 1/31/2015.

(7)	Vesting date: 2/25/2015.

(8)	Vesting date: 10/18/2015.

PROPOSAL NO. 2:
NON-BINDING VOTE ON EXECUTIVE COMPENSATION

In 2010, Congress enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, usually referred to as the Dodd-Frank Act. Among the provisions of the act is the opportunity for our shareholders to vote their approval, on a non-binding basis, of the compensation of our executives as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

In order to comply with the Dodd-Frank Act, the Board of Directors of the Company is providing you the opportunity, as a shareholder, to endorse or not endorse our executive pay programs and policies through the following resolution:

“RESOLVED, that the shareholders approve the compensation of executive officers as disclosed in this proxy statement pursuant to the rules of the Securities and Exchange Commission.”

Non-binding approval of the Company’s executive compensation program would require that a majority of the shares cast at the annual meeting vote in favor of the proposal. Abstentions and broker non-votes will not be counted as votes cast and therefore will not affect the determination as to whether the Company’s executive compensation program as disclosed in this proxy statement is approved.

Because your vote is advisory, it will not be binding upon the Board of Directors, overrule any decision made by the Board of Directors or create or imply any additional fiduciary duty by the Board of Directors. The HR Committee may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF PROPOSAL NO. 2 - NON-BINDING VOTE ON EXECUTIVE COMPENSATION

PROPOSAL 3:
NON-BINDING RECOMMENDATION ON THE FREQUENCY OF
FUTURE VOTES ON EXECUTIVE COMPENSATION

In addition to the non-binding advisory vote regarding executive compensation, our shareholders also have the opportunity to vote, on an advisory basis, for their preference as to whether this advisory vote should be conducted every one, two, or three years. This non-binding vote on “frequency” will be provided at least once every six years beginning with our 2014 Annual Meeting.

After careful consideration, our Board of Directors believes that an annual advisory vote on executive compensation will allow our shareholders to provide timely, direct input on the Company's executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The Board believes that an annual vote is therefore consistent with the Company's efforts to engage in an ongoing dialogue with our shareholders on executive compensation and corporate governance matters.

The Company recognizes that shareholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our shareholders as to their preferences on the frequency of an advisory vote on executive compensation. This vote is advisory and not binding on the Company or our Board of Directors in any way; however, the Board of Directors and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the recommendation of the Board.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ONE YEAR AS THE FREQUENCY FOR HOLDING A VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL NO. 4:
RATIFICATION OF ACCOUNTANTS

Elliott Davis, LLC acted as the Company’s independent registered public accountants for the fiscal year ended December 31, 2013 and has been selected for the fiscal year ending December 31, 2014. Representatives of Elliott Davis, LLC are expected to attend the Annual Meeting and will have the opportunity to make a statement if they so desire. They will be available to respond to questions from shareholders.

Although our Bylaws do not require shareholder ratification or other approval of the retention of our independent registered public accounting firm, as a matter of good corporate governance, the Board of Directors is requesting that the shareholders ratify the appointment of Elliott Davis, LLC as our independent registered public accounting firm for the fiscal year ending December 31, 2014. A majority of the votes cast by the holders of our common stock is required for the ratification of the appointment of Elliott Davis, LLC as our independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR PROPOSAL NO. 4 - RATIFICATION OF THE APPOINTMENT OF ELLIOTT DAVIS, LLC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.

AUDIT INFORMATION

Auditor Fees and Services
The following table presents fees for professional services, including various audit and non-audit services, as approved by the Audit Committee and rendered by Elliott Davis, LLC for the audit of the Company’s annual financial statements for fiscal 2013 and fiscal 2012, together with fees for audit-related services and tax services rendered by that firm during fiscal 2013 and fiscal 2012. Audit fees consisted primarily of the audit of the Company’s annual consolidated financial statements and for reviews of the condensed consolidated financial statements included in the Company’s quarterly reports on Form 10-Q and annual report on Form 10-K. Audit-related fees consisted primarily of the audit of the Company’s employee benefit plan as well as consultations regarding generally accepted accounting principles. Tax fees relate primarily to the preparation of the Company's tax returns as well as consultations regarding the unwinding of the Company's historic tax credit investments. There were no other fees billed by the Company’s principal accountant during fiscal 2013 or fiscal 2012.

External Auditors	2013	2012
Audit Fees	$91,500	$88,617
Audit-Related Fees	8,750	11,935
Tax Fees	10,585	11,585
Total	$110,835	$112,137

Audit Committee Pre-Approval Policy
The Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the Company’s independent registered public accountants. The Audit Committee or a designated member of the Audit Committee must pre-approve all audit (including audit-related) and non-audit services performed by the independent registered public accountants in order to ensure that the provision of such services does not impair the independent registered public accountant’s independence. Any interim pre-approval of permitted non-audit services is required to be reported to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accountants to management.

All audit, audit-related and tax services provided by third parties were pre-approved by the Audit Committee, which concluded that the provision of some such services by Elliott Davis, LLC were compatible with the maintenance of the respective firm’s independence in the conduct of its auditing functions.

Audit Committee Report
The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of the internal audit function and independent auditors, and risk assessment and risk management. The Audit Committee manages the Company’s relationship with its independent registered public accountants (who report directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting, or other advisors as the Audit Committee deems necessary to carry out its duties and receive appropriate funding, as determined by the Audit Committee, from the Company for such advice and assistance.

The Company’s management has primary responsibility for the financial reporting process and for preparing the financial statements. Elliot Davis, LLC, the Company’s independent registered public accounting firm, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States.

In fulfilling its oversight responsibilities for 2013, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements with the Company’s management.

2.
The Audit Committee has discussed with the independent registered public accountants the matters required to be discussed by Codification of Statements on Auditing Standard, ASU 380, as modified or supplemented.

3.
The Audit Committee has received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountant’s communications with the Committee concerning independence, and has discussed with the independent registered public accountants the independent registered public accountant’s independence.

4.
Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in Valley Financial Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the Securities and Exchange Commission.

The undersigned members of the Audit Committee have submitted this Report to the Board of Directors.

Members of the Audit Committee
Mason Haynesworth, Chairman
William D. Elliot
James S. Frantz, Jr.
Eddie F. Hearp
Anna L. Lawson

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the Company’s 2015 Annual Meeting of Shareholders must be received no later than November 18, 2014 by the President at P.O. Box 2740, Roanoke, VA 24001 for inclusion in the Company’s Proxy Statement relating to that meeting. With respect to a proposal by a shareholder not seeking to have the proposal included in the Company’s Proxy Statement but seeking to have the proposal considered at the 2015 Annual Meeting, the proposal must be received by the President at P.O. Box 2740, Roanoke, VA 24001 not earlier than February 5, 2015 and not later than March 7, 2015 to be considered at the 2015 Annual Meeting. The Company anticipates holding the 2015 Annual Meeting of Shareholders on May 6, 2015.

OTHER MATTERS THAT MAY COME BEFORE THE MEETING

The Board of Directors knows of no other matter that may properly come before the Annual Meeting for action. However, if any other matter does properly come before the Annual Meeting, the persons named in the form of proxy will vote the proxy in accordance with their judgment as to what is in the best interests of the Company.

By Order of the Board of Directors

/s/ Kimberly B. Snyder
Roanoke, Virginia	Kimberly B. Snyder, CPA
March 18, 2014	Executive Vice President
Chief Financial Officer and Corporate Secretary

VOTE BY INTERNET - www.proxyvote.com
VALLEY FINANCIAL CORPORATION 36 CHURCH AVENUE ROANOKE, VA 24011
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
			M67579-P46528		KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
VALLEY FINANCIAL CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors		☐	☐	☐
Nominees:
01) Abney S. Boxley, III 02) William D. Elliot 03) Samuel L. Lionberger, Jr. 04) Edward B. Walker
Vote on Proposals
The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain
2. To approve, in an advisory (non-binding) vote, Valley Financial Corporation's executive compensation.							☐	☐	☐

The Board of Directors recommends you vote 1 Year on the following proposal:						1 Year	2 Years	3 Years	Abstain
3. Non-binding recommendation on the frequency of future votes on executive compensation.						☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain
4. Ratification of Valley Financial Corporation's external auditors for the fiscal year ending December 31, 2014.						☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

M67580-P46528

VALLEY FINANCIAL CORPORATION
Annual Meeting of Shareholders
April 30, 2014 10:00 A.M.
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Wayne A. Whitham, Jr. Esq., who may act, with full power of substitution, as proxy to vote all shares of common stock of the Company held of record by the undersigned on March 3, 2014, at the Annual Meeting of the Company to be held on April 30, 2014, at 10:00 A.M. and at any adjournments thereof, and designated hereon.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side